                                                                    EXHIBIT 3.74

                            ARTICLES OF INCORPORATION

                                       OF

                       R&R RESORT RENTAL PROPERTIES, INC.

                We, the undersigned natural persons of the age of eighteen years or more, do hereby associate ourselves into a business corporation under the laws of the State of North Carolina, as contained in Chapter 55 of the General Statutes of North Carolina, entitled "Business Corporation Act," and the several amendments thereto, and to that end do hereby set forth:

         1. The name of the Corporation is R&R RESORT RENTAL PROPERTIES, INC.

         2. The period of duration of the corporation shall be perpetual.

         3. The purpose or purposes for which the corporation is organized are:
To do business in real estate, leases, property management and cottage rentals.

         4. The aggregate number of shares which the corporation shall have authority to issue is 10,000, divided into 1 class. The designation of each class, number of shares or each class, series, if any, within each class, and the par value, if any, of the shares of each class, or a statement that the shares of any class are without par value, is as follows:

            Class       Series                 Number of                 Par value
                                               Shares                    per share
                                               10,000                    $1.00

         The preferences, limitations and relative rights in respect of the shares of each class are as follows:

         N/A

         5. The minimum amount of consideration for its shares to be received by the corporation before it shall commence business is $1.00.

         6. The address of the initial registered office of the corporation (including county and city or town, and street and number, if any) is SR 333 Duck Road, Kitty Hawk (Dare), NC, 27949 and the name of the initial registered agent at such address is Taylor B. Garrett Jr.

         7. The number of directors of the corporation may be fixed by the by-laws, but shall not be less than three (except as permitted by N.C.G.S. 55-25).

         The number of directors constituting the initial board of directors shall be 3, and the name and address (including street and number, if any) of each person who is to serve as a director until the first meeting of shareholders or until his successor be elected and qualified is:

                                       1

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
                  NAMES                                       ADDRESSES

         Taylor B. Garrett                           SR 333, Duck Road, Kitty Hawk, NC 27949

         Betty Brindley                              SR 333, Duck Road, Kitty Hawk, NC 27949

         Doug Brindley                               SR 333, Duck Road, Kitty Hawk, NC 27949

         8. The name and address (including street and number, if any) of each incorporator is:

                  NAMES                                       ADDRESSES
         Taylor B. Garrett                           SR 333, Duck Road, Kitty Hawk, NC 27949

         9. In addition to the general powers granted corporations under the laws of the State of North Carolina, the corporation shall have full power and authority to do business in real estate, real estate leases, property management.

         IN TESTIMONY WHEREOF, we have hereunto set our hands, this the 16th day of February, A.D., 1987.

                                              /s/ Taylor B. Garrett





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